Exhibit 99.1

West Virginia American Water Receives Base Rate and Surcharge Orders from Public Service Commission of West Virginia
Supports Needed Infrastructure investments of $287 Million

CHARLESTON, W.Va. (Mar. 4, 2024) – The Public Service Commission of West Virginia (PSC) issued an order late Friday, February 23 approving adjusted water and wastewater rates for West Virginia American Water customers following the company’s May 2023 request for a rate adjustment. The order authorizes an additional $18.4 million in revenue, driven by over $220 million in completed infrastructure investments made since 2020, including upgrades to water mains, treatment plants, tanks, valves, booster stations and other infrastructure necessary to maintain and improve water quality, service reliability and fire protection.

The new base rates are effective as of February 25, 2024, and follow a 300-day statutory review of the company’s rate request. As part of the request, the company sought to establish tiered rates for certain low-income customers following the federal poverty level guidelines; however, the PSC denied that proposal. The PSC did expand the 2018 reduced rates for low-income customers to those at or below 200% of the federal poverty rate, and the company will work to stand up that program and provide customers with further details as soon as practicable.

On Friday, March 1, the company also received an order for its June 2023 Distribution System Improvement Charge (DSIC) request for additional annualized revenues. The $5.9 million order included the company’s first approved Wastewater System Improvement Charge (WSIC). The surcharges became effective on March 1, 2024 and include $67 million in system-wide upgrades that West Virginia American Water will make across its water and wastewater systems in 2024.

“West Virginia American Water is committed to making needed infrastructure improvements across our service areas so we can continue to comply with water quality and environmental regulations and meet customers’ water and wastewater service needs,” said Robert Burton, president, West Virginia American Water. “In addition, we will continue to remain focused on opportunities for greater efficiencies to help maintain affordable rates.”

Residential water customers can expect to see an average increase of approximately $8 per month, which includes the approved adjusted rates and related system improvement charges. Wastewater customers can expect to see an average increase of approximately $12 per month. As the company continues to make calculations from this order, the aforementioned increases are subject to change.

West Virginia American Water also wants to remind its customers about several targeted customer assistance programs. Residential customers have the option of paying bills under a budget billing plan to have predictable monthly payments and avoid seasonal spikes, and customers with past-due bills are offered flexible payment arrangements through installment agreements.

The company also offers a reduced rate program that provides a year-round 20 percent discount on residential water and wastewater rates for low-income customers determined eligible by the West Virginia Department of Human Services. Additionally, the company helps fund the West Virginia Utility Assistance Program Dollar Energy Fund, through which eligible customers can receive one-time emergency grants applied directly to their water bills. Customers can learn more about assistance options by calling 1-800-685-8660 or visiting the Customer Assistance Programs page on the company website.

About American Water American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders. For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About West Virginia American Water
West Virginia American Water, a subsidiary of American Water, is the largest regulated water utility in the state, providing high-quality and reliable water services to approximately 600,000 people.

AWK-IR

Media Contact
Bradley Harris
External Affairs Manager
Bradley.Harris@amwater.com
Mobile: (304) 673-9830
###